Exhibit 99.1

For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

872/802-4227

Entertainment Gaming Asia Inc. Urges Shareholders to Take No Action With

Respect to Melco Tender Offer

Hong Kong, May 8, 2017 -- The Board of Directors of Entertainment Gaming Asia Inc. (Nasdaq: EGT) (the "Company") today confirmed that Melco International Development Limited (HKG: 0200) (“Melco”), through its wholly-owned subsidiary EGT Nevada Holding Inc., has commenced an unsolicited cash tender offer (“Offer”) to acquire all outstanding shares of common stock, $0.001 par value, of the Company (“Company Common Stock”), other than shares of Company Common Stock owned by Melco or its affiliates, at a price of $2.35 net per share.

In accordance with its fiduciary duties, the Board of Directors of the Company (the “Board”) is carefully reviewing and considering, in consultation with its advisors, all aspects of the Offer so that the Board can determine whether the Board recommends acceptance or rejection of the Offer, remains neutral with respect to the Offer, or is unable to take a position with respect to the Offer. Such determination and recommendation to the Company’s stockholders, together with the reasons therefor, will be disclosed in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 which will be filed by the Company with the Securities and Exchange Commission (“SEC”) on or before May 19, 2017 and disseminated to the Company’s stockholders.

The Company's stockholders are advised not to take any action with respect to the Offer until the Board has filed with the SEC its Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer and disseminated such statement to the Company’s stockholders.

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Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia Inc. within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements assumptions about our operations, such as cost controls, market conditions, liquidity and financial condition. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks and uncertainties associated with Melco’s tender offer and those other risks set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2016 filed with the SEC and subsequently filed reports. The Company cautions readers not to place undue reliance on any forward-looking statements and it does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The Company intends to file a Solicitation/Recommendation Statement on Schedule 14D−9 with the SEC. The Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC by the Company with respect to the Offer will be mailed to the Company’s stockholders. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by the Company through the web site maintained by the SEC at http://www.sec.gov.